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                                                                    EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                     2004       2003       2002       2001       2000
                                   --------   --------   --------   --------   --------
PRE-TAX INCOME .................   $ 96,468   $ 66,479   $ 44,030   $ 43,363   $ 33,066
                                   ========   ========   ========   ========   ========

FIXED CHARGES

Interest Expense ...............      7,903      4,894      3,095      5,152      7,097
Amortization of Debt Costs .....        727      2,248        539        530        530
Imputed interest on Rent Expense        867        633        567        600        967

Interest Credited to

   Contractholders .............     18,617     14,900     10,963     10,271     10,130
                                   --------   --------   --------   --------   --------

Total Fixed Charges ............   $ 28,114   $ 22,675   $ 15,164   $ 16,553   $ 18,724
                                   ========   ========   ========   ========   ========

COMPUTATION

Total Earnings and Fixed Charges   $124,582   $ 89,154   $ 59,194   $ 59,916   $ 51,790
                                   ========   ========   ========   ========   ========
Ratio of Earnings to
   Fixed Charges ...............       4.43       3.93       3.90       3.62       2.77
                                   ========   ========   ========   ========   ========
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